[Gardner Denver Logo]                                           EXHIBIT 99.1


============================================================================
                                PRESS RELEASE
============================================================================


FOR IMMEDIATE RELEASE
---------------------

April 28, 2004                               Contact: Randall E. Schwedes
                                                      Treasurer
                                                      (217) 228-8224

   GARDNER DENVER, INC. REPORTS FIRST QUARTER EARNINGS PER SHARE OF $0.39:
        FIRST QUARTER REVENUES INCREASE 52%, NET INCOME INCREASES 86%
                       COMPARED TO THE PREVIOUS YEAR

QUINCY, IL, (April 28, 2004) - Gardner Denver, Inc. (NYSE:GDI) announced that revenues for the three months ended March 31, 2004 were $154.4 million, a 52% increase compared to the first quarter of 2003. Net income for the three-month period of 2004 was $6.6 million, an 86% increase compared to the same period last year. Diluted earnings per share (DEPS) in the three-month period of 2004 were $0.39, 77% higher than $0.22 in the previous year.

CEO's Comments Regarding Results
--------------------------------
"I am very pleased with the first quarter results overall and the $0.17 improvement in DEPS from the same period last year. Our acquisition strategy to expand our global presence and broaden our product lines was a key contributor to this earnings growth. The performance of Syltone, acquired in January 2004, significantly exceeded our expectations during the quarter, contributing approximately $0.07 to DEPS. Sales within both the transportation and fluid transfer businesses were stronger than anticipated and operating earnings as a percentage of revenues were better than expected. We also saw improved demand for our other compressed air products, consistent with our expectations and the continued improvement in the U.S. industrial economy. Well stimulation and small production pump volume increased significantly year-over-year as demand for oil and natural gas products continued to improve. Although orders for drilling pumps have still not increased appreciably from prior year, we did see a sequential improvement from the fourth quarter of 2003," stated Ross J. Centanni, Chairman, President and CEO.

"On March 29, we successfully completed the sale of 3.45 million shares of common stock at an offering price of $24.50 per share. Net proceeds of $80 million were used to repay loans outstanding under our revolving line of credit. Adding this incremental equity to our capital structure, when combined with our ability to generate strong operating cash flow, will provide more capacity and flexibility to finance future acquisitions. At the end of the first quarter, our total debt to total capitalization was 24%."

"We continued our focus on programs to improve profitability. Manufacturing process and system improvements to reduce inventory were implemented at two key facilities. Although the benefit of these efforts has not yet been fully realized, we have significantly increased the effectiveness of our existing systems and processes to better align our purchasing and inventory strategies with product demand. Construction of the assembly and packaging facility in China is progressing as planned, and we now have staff located in China to assist with product design for the Asian market and our global purchasing initiatives. We invested $3.8 million in capital expenditures to improve operations and bring new products to market during the first quarter of 2004, and expect capital expenditures for the year to be between $18 and $20 million."

"I am pleased with the progress being made on the integration of Syltone's operations. Syltone's transportation-related activities have been combined with our existing Blower operating division and a fourth division for Syltone's fluid transfer-related activities was established. Helen Cornell was appointed Vice President and General Manager, Fluid Transfer Division and Operations Support to oversee this new division, while continuing some of her corporate roles, including oversight of purchasing. The Compressor and Blower divisions continue to be aggregated into one reportable segment, Compressed Air Products, and the Pump and Fluid Transfer divisions are now aggregated into one reportable segment, Fluid Transfer Products."

"To further leverage our existing manufacturing facilities, we have announced the closure of the Syltone facility in Louisville, Kentucky. Manufacturing of blower products will be relocated from Louisville to our facility in Sedalia, Missouri and fluid transfer operations performed in Louisville will be transferred to another existing Syltone facility in Houston, Texas. These changes are expected to be fully implemented by year-end and are anticipated to reduce DEPS by as much as $0.03 for 2004, the majority of which will occur in the second quarter. We currently expect this project to enhance DEPS on a recurring annual basis by $0.02 to $0.03 starting in 2005."

Outlook
-------
Looking forward, Mr. Centanni stated, "I am optimistic that the demand outlook for industrial products will continue to improve during the remainder of 2004 as a result of a slowly recovering industrial economy in North America and Europe. This should result in a gradual improvement in revenue volume throughout the year. Our assembly and packaging facility in China is expected to be operational by the end of the third quarter of 2004. This facility will not only serve the Chinese market, but will also be a platform to expand revenues throughout the Asia Pacific region."

"We believe that the market for oil and natural gas products will also continue to improve in 2004, bolstering demand for our petroleum pumps and replacement parts. We will continue to strategically position petroleum pump inventory to help secure orders requiring shorter lead times and expedite our responsiveness to incremental demand. This approach proved beneficial in the first quarter of 2004."

"We expect DEPS to be approximately $0.32 to $0.38 for the second quarter of 2004. This estimate includes the effect of the stock offering, which is expected to reduce DEPS by approximately $0.05 and $0.15 for the second quarter and the full year, respectively. We currently believe that Syltone will contribute approximately $0.16 to $0.22 to DEPS in 2004. Based on the current economic environment, our existing backlog and recent order trends, DEPS is expected to be approximately $1.45 to $1.65 for the year."

First Quarter Results
---------------------
Revenues for the three-month period increased $52.9 million (52%) to $154.4 million compared to the same period of 2003, primarily due to the acquisition of Syltone, which contributed $42.3 million in revenues for the first quarter of 2004. Changes in currency exchange rates and increased sales of well stimulation pumps and pump parts also contributed to this increase. Compared to the same period of 2003, Compressed Air Products revenues increased $35.8 million (41%) to $123.0 million, primarily due to the acquisition of Syltone ($29.2 million) and changes in currency exchange rates ($4.3 million). Fluid Transfer Products revenues for the three-month period increased $17.1 million (120%) compared to the same period of 2003, primarily as a result of the acquisition of Syltone ($13.1 million) and increased sales of well stimulation pumps and pump parts ($4.9 million).

Selling and administrative expenses increased 69% in the three-month period of 2004 to $34.9 million from $20.7 million in the same period of 2003 primarily due to the acquisition of Syltone ($10.1 million). Changes in currency exchange rates and higher compensation and fringe benefit costs also contributed to this increase.

Operating earnings as a percentage of revenues for the Compressed Air Products segment were 6.7% for the three-month period of 2004, compared to 7.5% in the same period of 2003. This decrease was primarily attributable to higher compensation and fringe benefit costs. Fluid Transfer Products operating earnings as a percentage of revenues increased to 5.1% for the three-month period ended March 31, 2004, compared to a loss of 0.6% in the comparable period of 2003. This improvement in profitability was primarily attributable to the positive impact of increased leverage of the segment's fixed and semi-fixed costs over a higher revenue base and operational improvements.

Interest expense for the three-month period increased $0.8 million (68%) compared to the same period of 2003, due to higher average borrowings and interest rates, both resulting from the Syltone acquisition. Other income, net in the first quarter of 2004 of $2.1 million was primarily the result of foreign currency transaction gains. This included a pre-tax gain of $1.2 million related to a portion of the proceeds from U.S. dollar borrowings in the fourth quarter of 2003, which were converted to British pounds and appreciated in U.S. dollars prior to being used to consummate the Syltone acquisition in January 2004.

Net income was $6.6 million for the three-month period ended March 31, 2004, compared to $3.5 million in the same period of 2003 primarily due to the Syltone acquisition ($1.2 million), the foreign currency transaction gain ($0.8 million) and the increase in sales of well stimulation pumps and pump parts mentioned above. Changes in currency exchange rates also contributed $0.2 million to the increase over the prior year. These positive factors were partially offset by higher compensation and fringe benefit costs. The 2004 results reflect an effective tax rate of 34.0%, compared to 32.0% in the first quarter of 2003. This increase was primarily attributable to Syltone, which has a higher effective tax rate than the Company's previously existing business. DEPS was $0.39 for the first quarter of 2004, compared to $0.22 for the same period of 2003. The 77% improvement in DEPS compared to the previous year is primarily attributable to the same factors that resulted in the higher net income as noted above.

Cautionary Statement Regarding Forward-Looking Statements
---------------------------------------------------------
All of the statements in this release, other than historical facts, are forward-looking statements made in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995, including, without limitation, the statements made under the "CEO's Comments Regarding Results" and "Outlook" sections. As a general matter, forward-looking statements are those focused upon anticipated events or trends and expectations and beliefs relating to matters that are not historical in nature. Such forward-looking statements are subject to uncertainties and factors relating to the Company's operations and business environment, all of which are difficult to predict and many of which are beyond the control of the Company. These uncertainties and factors could cause actual results to differ materially from those matters expressed in or implied by such forward-looking statements. The following uncertainties and factors, among others, could affect future performance and cause actual results to differ materially from those expressed in or implied by forward-looking statements: (1) the ability to maintain and to enter into key purchasing, supply and outsourcing relationships; (2) the ability to effectively manage the transition of iron casting supply to alternate sources and the skill, commitment and availability of such alternate sources; (3) the ability to identify, negotiate and complete future acquisitions; (4) the speed with which the Company is able to integrate acquisitions and realize the related financial benefits; (5) the successful implementation of other strategic initiatives, including, without limitation, restructuring plans, inventory reduction programs and other cost reduction efforts; (6) the domestic and/or worldwide level of oil and natural gas prices and oil and gas drilling and production, which affect demand for the Company's petroleum products; (7) changes in domestic and/or worldwide industrial production and industrial capacity utilization rates, which affect demand for the Company's compressed air products; (8) pricing of the Company's products; (9) the degree to which the Company is able to penetrate niche and international markets; (10) changes in currency exchange rates (primarily between the U.S. dollar, the euro and the British pound); (11) changes in interest rates; (12) the ability to attract and retain quality management personnel; (13) market performance of pension plan assets and changes in discount rates used for actuarial assumptions in pension and other postretirement obligation and expense calculations; (14) the continued ability to effectively manage and defend litigation matters pending, or asserted in the future, against the Company;
(15) the development and acceptance of the Company's new product offerings; and (16) the continued successful implementation and utilization of the Company's electronic services. The Company does not undertake, and hereby disclaims, any duty to update these forward-looking statements, even though its situation and circumstances may change in the future.

Comparisons of the financial results for the three-month period ended March 31, 2004 and 2003 follow.

Gardner Denver will broadcast, through a live webcast, its conference call to discuss first quarter earnings on Thursday, April 29, 2004 at 9:30 a.m. Eastern. This free webcast will be available in listen-only mode and can be accessed, for up to ninety days following the call, through the Investor Relations page on the Gardner Denver website (www.gardnerdenver.com) or on CCBN's website (www.fulldisclosure.com).

Gardner Denver, with 2003 revenues of $440 million (prior to the acquisition of Syltone), is a leading manufacturer of reciprocating, rotary and vane compressors and blowers for various industrial and transportation applications and pumps and other fluid transfer equipment used in petroleum and industrial markets. Gardner Denver's news releases are available by visiting the Investor Relations page on the Company's website (www.gardnerdenver.com).

                                     ###

                            GARDNER DENVER, INC.
                    CONSOLIDATED STATEMENT OF OPERATIONS
          (in thousands, except per share amounts and percentages)
                                 (Unaudited)

                                              THREE MONTHS ENDED
                                                   MARCH 31,
                                          ---------------------------      %
                                              2004          2003         CHANGE
                                          ------------  -------------  ----------
Revenues                                    $ 154,428      $ 101,491          52

Costs and Expenses:
  Cost of sales                               104,511         70,774          48
  Depreciation and amortization                 5,133          3,546          45
  Selling and administrative                   34,903         20,677          69
  Interest expense                              2,022          1,205          68
  Other (income) expense, net                  (2,076)           113         N/M
                                          ------------  -------------

Income before income taxes                      9,935          5,176          92
Provision for income taxes                      3,378          1,656         104
                                          ------------  -------------

Net income                                    $ 6,557        $ 3,520          86
                                          ============  =============

Basic earnings per share                      $  0.40        $  0.22          82
                                          ============  =============
Diluted earnings per share                    $  0.39        $  0.22          77
                                          ============  =============

Basic weighted average
    number of shares outstanding               16,352         16,010
                                          ============  =============
Diluted weighted average
    number of shares outstanding               16,753         16,171
                                          ============  =============

Shares outstanding as of 3/31                  19,739         16,040
                                          ============  =============

                            GARDNER DENVER, INC.
                          BUSINESS SEGMENT RESULTS
                     (in thousands, except percentages)
                                 (Unaudited)

                                             THREE MONTHS ENDED
                                                  MARCH 31,
                                        ---------------------------         %
                                            2004           2003          CHANGE
                                        ------------   ------------     ---------
COMPRESSED AIR PRODUCTS
   Revenues                                $122,996        $87,186            41
   Operating earnings                         8,274          6,576            26
   % of Revenues                               6.7%           7.5%
      Orders                                139,673         93,135            50
      Backlog                                77,932         65,449            19

FLUID TRANSFER PRODUCTS
   Revenues                                  31,432         14,305           120
   Operating earnings (loss)                  1,607            (82)          N/M
   % of Revenues                               5.1%          (0.6%)
      Orders                                 36,364         20,729            75
      Backlog                                30,456         13,141           132


                        CONDENSED BALANCE SHEET ITEMS
                     (in thousands, except percentages)
                                 (Unaudited)
                                                                           %
                                          3/31/04       12/31/03         CHANGE
                                        ------------   ------------     ---------
Cash and equivalents                        $31,519       $132,803           (76)
Receivables, net                            111,977         81,345            38
Inventories, net                             90,991         64,327            41
Current assets                              245,841        287,809           (15)

Total assets                                667,335        589,733            13

Short-term debt and cur. maturities          44,673         16,875           165
Current liabilities                         165,620        100,956            64
Long-term debt, ex. cur. maturities          66,015        165,756           (60)

Total liabilities                           312,411        323,828            (4)

Total stockholders' equity                  354,924        265,905            33